EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ASPECT COMMUNICATIONS ANNOUNCES VOTE COUNT SHOWS
ASPECT SHAREHOLDERS APPROVE VISTA PRIVATE PLACEMENT

SAN JOSE, Calif., Jan. 21, 2003—Aspect Communications Corporation (Nasdaq: ASPT), the leading provider of enterprise customer contact solutions, today announced that Aspect shareholders voted, by a substantial margin, to approve the proposed private placement transaction with Vista Equity Fund II, LP at today’s Special Meeting of Shareholders. Actual results will be released in the normal course of Aspect’s public filings.

Beatriz Infante, chairman, president and chief executive officer of Aspect, said, “We are extremely pleased with the strong support from Aspect’s shareholders, who clearly agree that strengthening the Company’s balance sheet through the Vista transaction was an essential part of management’s four-part plan to return the company to profitability and increase shareholder value. The placement allows us to significantly reduce Aspect’s outstanding debt, assure customers of our financial strength and increase the cash available for the Company’s next phase of growth. We thank our shareholders for their strong support and valuable input into this process.”

As previously announced, on Nov. 14, 2002, the Board of Directors of Aspect approved entering into a private placement agreement with Vista to sell $50 million in Series B convertible preferred stock. This transaction facilitates the redemption in cash of Aspect’s $123 million of outstanding convertible debentures, as of Sept. 30, 2002. It also allows the Company to maintain an appropriate cash balance and gives Aspect the financial flexibility to pursue growth and new market opportunities.

About Aspect Communications
Aspect Communications Corporation is the leading provider of business communications solutions that help companies improve customer satisfaction, reduce operating costs, gather market intelligence and increase revenue. Aspect is a trusted mission-critical partner with over two-thirds of the Fortune 50, daily managing more than 3 million customer sales and service professionals worldwide. Aspect is the only company that

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Aspect Vote Count Shows Shareholders Approve Vista Private Placement, page 2 provides the mission-critical software platform, development environment and applications that seamlessly integrate voice-over-IP, traditional telephony, e-mail, voicemail, Web, fax and wireless business communications, while guaranteeing investment protection in a company’s front-office, back-office, Internet and telephony infrastructures. Aspect’s leadership in business communications solutions is based on more than 17 years of experience and over 8,000 implementations deployed worldwide. The company is headquartered in San Jose, Calif., with offices around the world and an extensive global network of systems integrators, independent software vendors and distribution partners. For more information, visit Aspect’s Web site at http://www.aspect.com or call (877) 621-3692.

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Aspect, the Aspect logo and the phrases and marks relating to other Aspect products and services discussed in this press release constitute one or both of the following: (1) registered trademarks and/or service marks of Aspect Communications Corporation in the United States and/or other countries or (2) intellectual property subject to protection under common law principles. All other names and marks mentioned in this document are properties of their respective owners.

Contacts:
Jennifer Stroud	Carrie Kovac
Public Relations	Investor Relations
Aspect Communications	Aspect Communications
(615) 221-6842	(408) 325-2437
jennifer.stroud@aspect.com	carpprie.kovac@aspect.com

Melissa King
Phase Two Strategies for Aspect
(415) 772-8430
melissa_king@p2pr.com